 Exhibit 99.1

Quanome Advances Its AI Cloud Business XDT with

US$18.8 Million Infrastructure Purchase Agreement

Company Advances Development of First U.S. AI Infrastructure Hub,

Executes Its Quantum & AI Systems Strategy

ITASCA, Ill., Sept. 23, 2026 (GLOBE NEWSWIRE) — Quanome Technologies, Inc. (Nasdaq: QNME) (“Quanome” or the “Company”) is advancing its Quantum and AI Systems business through an approximately US$18.8 million purchase agreement for computing infrastructure powered by NVIDIA GPU technology to build its AI cloud business through its subsidiary, XDT Infrastructure I, LLC (“XDT”). The Company entered into the agreement on September 16, 2026, representing an initial step in executing Quanome’s strategy and its planned phased development of XDT.

Through XDT, Quanome aims to give businesses managed access to AI computing capacity to support their development and expansion. Once operational, clients will be able to develop and run AI applications, process complex data and scale their computing capacity without building and managing their own infrastructure. These capabilities are designed to support faster product development, automation and improved business productivity. For Quanome, XDT offers the potential to build recurring revenue from computing services, with further investment intended to align with customer demand, available funding and operational readiness.

Demand for AI computing services is expanding as businesses integrate AI into their operations. The U.S. Census Bureau reported that 17% to 20% of U.S. businesses used AI between December 2025 and May 2026, while 20% to 23% expected to use it in the following six months. This adoption trend reinforces the importance of scalable computing capacity for businesses seeking to develop and deploy AI applications.

Yang Li, Chief Executive Officer of Quanome Technologies, said: “This investment puts Quanome’s commitment to quantum and AI into action. Through XDT, we aim to give more businesses access to advanced AI computing to power their growth. Our priorities are clear: launch our first hub, grow a strong client base and build recurring revenue to deliver long-term shareholder value.”

XDT sits within Quanome’s Quantum and AI Systems strategic stream, alongside the Group’s three other areas of focus: Quantum Life Sciences - Molecular Discovery, Advanced Nuclear, and Quantum-Safe Cybersecurity. It supports Quanome’s broader objective of translating scientific and technological advances into practical applications that enhance industrial productivity and support economic development.

Quanome expects its first U.S. AI infrastructure hub to be operational from Q4 2026, subject to delivery and deployment.

ENDS

Media / Investor Contact

investor@quanometech.com

www.quanometech.com / www.xdt.com

Editors Notes

About Quanome Technologies

Quanome Technologies, Inc. (Nasdaq: QNME) focuses on opportunities across Quantum and AI Systems, Quantum Life Sciences - Molecular Discovery, Advanced Nuclear, and Quantum-Safe Cybersecurity. The Company combines commercial initiatives with the development of a global scientific network through its Global Quantum Council and Scientific Advisory Network. Through its subsidiary “XDT” (XDT Infrastructure I, LLC), Quanome is building an AI cloud business to broaden access to advanced computing resources. www.quanometech.com / www.xdt.com

Forward-Looking Statements

This release contains forward-looking statements regarding the purchase, delivery, deployment and utilization of GPU servers; the expected commencement of operations in Q4 2026; the development and expansion of XDT; and anticipated customer benefits and revenue opportunities. These statements are based on current plans, assumptions and expectations and involve risks and uncertainties. Actual results and timing may differ materially due to financing availability, customer demand, supplier performance, production and delivery conditions, regulatory requirements, technical and operational matters, third-party performance and other transaction conditions. There can be no assurance that the purchase or deployment will be completed as contemplated, that operations will begin on the expected schedule, or that the intended commercial benefits will be achieved. Additional risks are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by applicable law.